COMMUNITY CAPITAL TRUST

AMENDED BY-LAWS

These By-laws (the "By-laws") of Community Capital Trust (the “Trust”), a Delaware business trust, are subject to the Trust’s Agreement and Declaration of Trust dated January 14, 1999, as from time to time amended, supplemented or restated (the “Trust Instrument”).  Capitalized terms used herein which are defined in the Trust Instrument are used as therein defined.

ARTICLE I

PRINCIPAL OFFICE

The principal office of the Trust shall be located in such location as the Trustees may from time to time determine.  The Trust may establish and maintain such other offices and places of business as the Trustees may from time to time determine.

ARTICLE II

OFFICERS AND THEIR ELECTION

Section 2.1 Officers.  The officers of the Trust shall be a President, a Treasurer, a Secretary, a Chief Compliance Officer and such other officers as the Trustees may from time to time elect.  It shall not be necessary for any Trustee or other officer to be a holder of Shares in the Trust.

Section 2.2 Election of Officers.  Two or more offices may be held by a single person.  Subject to the provisions of Section 2.3 hereof, the officers shall hold office until their successors are chosen and qualified and serve at the pleasure of the Trustees.

Section 2.3 Resignations.  Any officer of the Trust may resign by filing a written resignation with the President, the Secretary or the Trustees, which resignation shall take effect on being so filed or at such later time as may be therein specified.

ARTICLE III

POWERS AND DUTIES OF TRUSTEES AND OFFICERS

Section 3.1 Chairperson.  The Chairperson of the Board of Trustees of the Trust shall preside at all meetings of the Board and Shareholders. The Chairperson shall establish the agenda for each meeting of the Board in consultation with the other Trustees, officers, and counsel to the Trust.  The Chairperson shall serve as the principal liaison between the Board and the Trust’s investment adviser, administrator, and other service providers.  The Chairperson shall have the authority to call special meetings of the Board.  The Chairperson shall perform such additional duties as the Trustees may from time to time designate. The compensation of the Chairperson shall be fixed from time to time by resolution of the Trustees. At the request or in the absence or disability of the Chairperson, the Founding Chairperson may perform all the duties of the

Chairperson and, when so acting, shall have all the powers of and be subject to all the restrictions upon the Chairperson.  If the Founding Chairperson is unavailable to perform the duties of the Chairperson, a Trustee that has been so designated in advance by the Chairperson shall serve as the acting Chairperson.

Section 3.2 Founding Chairperson. The Founding Chairperson shall remain a voting member of the Board of Trustees and shall provide advice and counsel to the Chairperson in fulfilling his or her duties. The Founding Chairperson shall provide institutional knowledge and historical perspective to the Chairperson and other Trustees and shall assist in maintaining continuity in relationships with the Trust’s investment adviser, administrator, and other service providers. The Founding Chairperson shall perform such additional duties as the Chairperson may from time to time designate. At the request or in the absence or disability of the Chairperson, the Founding Chairperson may perform all the duties of the Chairperson and, when so acting, shall have all the powers of and be subject to all the restrictions upon the Chairperson. The designation and responsibilities of the Founding Chairperson shall continue so long as that member remains on the Board of Trustees. The compensation of the Founding Chairperson for performing such duties shall be fixed at the same amount as the compensation payable to the Chairperson of the Trust.

Section 3.3 President.  The President shall, subject to the direction of the Trustees, have general supervision and control of the business of the Trust.  The President shall have the power to execute contracts, agreements, and other instruments on behalf of the Trust as authorized by the Trustees.  The President shall have the authority to appoint and terminate such agents and employees as the conduct of the business of the Trust may require, subject to the approval of the Trustees.  The President shall perform such additional duties as the Trustees may from time to time designate.

Section 3.4 Treasurer.  The Treasurer shall be the principal financial and accounting officer of the Trust.  The Treasurer shall deliver all funds and securities of the Trust which may come into the Treasurer’s hands to such company as the Trustees shall employ as Custodian in accordance with the Trust Instrument and applicable provisions of law.  The Treasurer shall make annual reports regarding the business and condition of the Trust, which reports shall be preserved in Trust records, and shall furnish such other reports regarding the business and condition of the Trust as the Trustees may from time to time require.  The Treasurer shall perform such additional duties as the Trustees or the President may from time to time designate.

Section 3.5 Secretary.  The Secretary shall record in books kept for the purpose all votes and proceedings of the Trustees and the Shareholders at their respective meetings.  The Secretary shall have the custody of the seal of the Trust.  The Secretary shall perform such additional duties as the Trustees or the President may from time to time designate.

Section 3.6 Chief Compliance Officer.  The Chief Compliance Officer ("CCO") of the Trust shall be responsible for administrating the Trust's policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act of 1940, or any successor provision thereto, and such other compliance-related items as may be assigned by the Trustees from time to time. The

CCO shall have such other powers and duties as from time to time may be conferred upon or assigned by the Trustees.

Section 3.7 Vice President.  Any Vice President of the Trust shall perform such duties as the Trustees or the President may from time to time designate.  At the request or in the absence or disability of the President, the most senior Vice President present and able to act may perform all the duties of the President and, when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

Section 3.8 Assistant Treasurer.  Any Assistant Treasurer of the Trust shall perform such duties as the Trustees or the Treasurer may from time to time designate, and, in the absence of the Treasurer, the most senior Assistant Treasurer present and able to act may perform all the duties of the Treasurer.

Section 3.9 Assistant Secretary.  Any Assistant Secretary of the Trust shall perform such duties as the Trustees or the Secretary may from time to time designate, and, in the absence of the Secretary, the most senior Assistant Secretary present and able to act may perform all the duties of the Secretary.

Section 3.10 Additional Officers.  The Trustees from time to time may appoint such other officers or agents as they may deem advisable, each of whom shall have such title, hold office for such period, have such authority and perform such duties as the Trustees may determine.

Section 3.11 Surety Bonds.  The Trustees may require any officer or agent of the Trust to execute a bond (including, without limitation, any bond required by the Investment Company Act of 1940 (the "1940 Act")) in such sum and with such surety or sureties as the Trustees may determine, conditioned upon the faithful performance of his or her duties to the Trust including responsibility for negligence and for the accounting of any of the Trust’s property, funds or securities that may come into his or her hands.

Section 3.12 Removal.  Any officer may be removed from office at any time by the Trustees.

Section 3.13 Remuneration.  The salaries or other compensation, if any, of the officers of the Trust shall be fixed from time to time by resolution of the Trustees.

ARTICLE IV

SHAREHOLDERS' MEETINGS

Section 4.1 Notices.  Notices of any meeting of the Shareholders shall be given by the Secretary by delivering, mailing (postage prepaid), or transmitting by electronic means (including electronic mail or posting to a website or electronic system designated by the Trust)  to each Shareholder entitled to vote at said meeting, written, printed, or electronic notification of such meeting at least seven days before the meeting, to such address (including electronic address) as may be registered with the Trust by the Shareholder.  Notice of any Shareholder meeting need not be given to any Shareholder if a written or electronic waiver of notice, executed or transmitted before or after such meeting, is filed with the record of such meeting, or to any Shareholder who shall attend such meeting in person or by proxy.  Notice of adjournment of a Shareholders' meeting to another time or place need not be given, if such time and place are announced at the meeting or reasonable notice is given to persons present at the meeting.

Section 4.2 Voting; Proxies.  Subject to the provisions of the Trust Instrument, Shareholders entitled to vote may vote either in person or by proxy, provided that either (i) an instrument authorizing such proxy to act is executed by the Shareholder in writing and dated not more than eleven months before the meeting, unless the instrument specifically provides for a longer period or (ii) the Trustees adopt by resolution an electronic, telephonic, computerized or other alternative to execution of a written instrument authorizing the proxy to act, which authorization is received not more than eleven months before the meeting.  Proxies shall be delivered to the Secretary of the Trust or other person responsible for recording the proceedings before being voted.  A proxy with respect to Shares held in the name of two or more persons shall be valid if executed by one of them unless at or prior to exercise of such proxy the Trust receives a specific written notice to the contrary from any one of them.  Unless otherwise specifically limited by their terms, proxies shall entitle the holder thereof to vote at any adjournment of a meeting.  A proxy purporting to be exercised by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger.  At all meetings of the Shareholders, unless the voting is conducted by inspectors, all questions relating to the qualifications of voters, the validity of proxies, and the acceptance or rejection of votes shall be decided by the Chairperson of the meeting.  Except as otherwise provided herein or in the Trust Instrument, all matters relating to the giving, voting or validity of proxies shall be governed by the General Corporation Law of the State of Delaware relating to proxies, and judicial interpretations thereunder, as if the Trust were a Delaware corporation and the Shareholders were shareholders of a Delaware corporation.

Section 4.3 Place of Meeting.  All meetings of the Shareholders shall be held at such places as the Trustees may designate.

ARTICLE V

SHARES OF BENEFICIAL INTEREST

Section 5.1 Share Certificate.  No certificates certifying the ownership of Shares shall be issued except as the Trustees may otherwise authorize.  The Trustees may issue certificates to a Shareholder of any Series or Class thereof for any purpose and the issuance of a certificate to one or more Shareholders shall not require the issuance of certificates generally.  In the event that the Trustees authorize the issuance of Share certificates, such certificate shall be in the form prescribed from time to time by the Trustees and shall be signed by the President or a Vice President and by the Treasurer, Assistant Treasurer, Secretary or Assistant Secretary.  Such signatures may be facsimiles if the certificate is signed by a transfer or shareholder services agent or by a registrar, other than a Trustee, officer or employee of the Trust.  In case any officer who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Trust with the same effect as if he or she were such officer at the time of its issue.

Section 5.2 Loss of Certificate.  In case of the alleged loss or destruction or the mutilation of a Share certificate, a duplicate certificate may be issued in place thereof, upon such terms as the Trustees may prescribe.

Section 5.3 Discontinuance of Issuance of Certificates.  The Trustees may at any time discontinue the issuance of Share certificates and may, by written notice to each Shareholder, require the surrender of Share certificates to the Trust for cancellation.  Such surrender and cancellation shall not affect the ownership of Shares in the Trust.

ARTICLE VI

INSPECTION OF BOOKS

The Trustees shall from time to time determine whether and to what extent, and at what times and places, and under what conditions and regulations the accounts and books of the Trust or any of them shall be open to the inspection of the Shareholders; and no Shareholder shall have any right to inspect any account or book or document of the Trust except as conferred by law or otherwise by the Trustees.

ARTICLE VII

JURISDICTION AND FORUM

Each Trustee, each officer, each Shareholder and each person beneficially owning an interest in a Share of the Trust (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, including Section 3804(e) of the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”), (i) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to the Trust, the Act, the Trust Instrument or these By-Laws or asserting a claim governed by the internal affairs (or similar) doctrine (including, without limitation, any claims, suits, actions or proceedings to interpret, apply or enforce (A) the provisions of the Trust Instrument or these By-Laws, or (B) the duties (including fiduciary duties), obligations or liabilities of the Trust to the Shareholders or the Trustees, or of officers or the Trustees to the Trust, to the Shareholders or each other, or (C) the rights or powers of, or restrictions on, the Trust, the officers, the Trustees or the Shareholders, or (D) any provision of the Act or other laws of the State of Delaware pertaining to trusts made applicable to the Trust pursuant to Section 3809 of the Act, or (E) any other instrument, document, agreement or certificate contemplated by any provision of the Act, the Trust Instrument or the By-Laws relating in any way to the Trust (regardless, in each case, of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction, (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding, (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper, (iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding, (v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law, and (vi) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding. Any person or entity purchasing or otherwise acquiring any Shares of any Class shall be deemed to have notice of and consented to the provisions of this provision. Each existing Shareholder at the time of the adoption of this Article VII shall be deemed, by reason of such Shareholder's continued ownership of Shares following notice of this provision, to have notice of and consented to the provisions hereof.

If any provision or provisions of this Article VII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VII (including, without limitation, each portion of any sentence of this Article VII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable), and the application of such provision to other persons or entities and circumstances, shall not in any way be affected or impaired thereby.

ARTICLE VIII

AMENDMENTS

These By-laws may be amended from time to time by the Trustees.

ARTICLE IX

HEADINGS

Headings are placed in these By-laws for convenience of reference only and, in case of any conflict, the text of these By-laws rather than the headings shall control.

Adopted:	February 3, 1999
Amended:	July 26, 2013, May 7, 2026, September 24, 2026